FOR IMMEDIATE RELEASE	SCOTT J. DUNCAN
FX Energy, Inc.
August 20, 2012	3006 Highland Drive, Suite 206
Salt Lake City, Utah 84106
(801) 486-5555 Fax (801) 486-5575
www.fxenergy.com

FX Energy Updates Status of Polish Operations

Salt Lake City, August 20, 2012 – FX Energy, Inc. (NASDAQ: FXEN), today reported that a liner has been set through the Zechstein section of the Kutno-2 well and cemented to a depth of 6,209.5 meters.  Currently the well is waiting on cement to set up prior to drilling out the cement inside the 7” liner and running a cement bond log.  When those operations are completed, the drilling mud system will be changed to a lighter mud prior to beginning coring.  Coring is expected to begin later this week or early the following week.  PGNiG will earn a 50% interest in the Kutno concession in connection with its participation in the Kutno-2 well.

Komorze-3 well

A production test at the Komorze-3 well, which finished drilling earlier this month, is proceeding as planned and results are expected in approximately two weeks.  The Komorze-3 well is located in the Fences concession and is 51% owned and operated by PGNiG.  FX Energy owns a 49% interest.

Frankowo-1 well

The Frankowo-1 well is drilling ahead at a depth of 314.0 meters.  Frankowo-1 is located on concession block 246, which is 100% owned and operated by FX Energy.

About FX Energy

FX Energy is an independent oil and gas exploration and production company with production in the US and Poland.  The Company's main exploration and production activity is focused on Poland's Permian Basin where the gas-bearing Rotliegend sandstone is a direct analog to the Southern Gas Basin offshore England.  The Company trades on the NASDAQ Global Select Market under the symbol FXEN.  Website www.fxenergy.com.

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FORWARD-LOOKING STATEMENTS

This report contains forward-looking statements.  Forward-looking statements are not guarantees.  For example, exploration, drilling, development, construction or other projects or operations may be subject to the successful completion of technical work; environmental, governmental or partner approvals; equipment availability, or other things that are or may be beyond the control of the Company.  Operations that are anticipated, planned or scheduled may be changed, delayed, take longer than expected, fail to accomplish intended results, or not take place at all.

In carrying out exploration it is necessary to identify and evaluate risks and potential rewards.  This identification and evaluation is informed by science but remains inherently uncertain.  Subsurface features that appear to be possible traps may not exist at all, may be smaller than interpreted, may not contain hydrocarbons, may not contain the quantity or quality estimated, or may have reservoir conditions that do not allow adequate recovery to render a discovery commercial or profitable.  Forward-looking statements about the size, potential or likelihood of discovery with respect to exploration targets are certainly not guarantees of discovery or of the actual presence or recoverability of hydrocarbons, or of the ability to produce in commercial or profitable quantities.  Estimates of potential typically do not take into account all the risks of drilling and completion nor do they take into account the fact that hydrocarbon volumes are never 100% recoverable.  Such estimates are part of the complex process of trying to measure and evaluate risk and reward in an uncertain industry.

Forward-looking statements are subject to risks and uncertainties outside FX Energy's control.  Actual events or results may differ materially from the forward-looking statements.  For a discussion of additional contingencies and uncertainties to which information respecting future events is subject, see FX Energy's SEC reports or visit FX Energy's website at www.fxenergy.com.